SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Dell Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 26, 2013, Carl C. Icahn updated his Twitter handle to include a Bio that reads:

“Chairman of Icahn Enterprises L.P.; etc., etc.  Some people get rich studying artificial intelligence.  Me, I make money studying natural stupidity.”

In addition, on June 26, 2013, Mr. Icahn issued the following Tweet:

“Where are all the shareholders’ private jets? What happened to CEO accountability? onforb.es/11nriOV  via @forbes”

The June 26 Tweet included a link to an article “Carl Icahn: What I Do Is Good For America” that appeared in the June 24, 2013 issue of Forbes, a copy of which is included as Exhibit 1 hereto.

Although the filing persons do not believe the materials included on this Schedule 14A are soliciting materials, because the filing persons are currently engaged in a proxy solicitation, the filing persons are filing this Schedule 14A as a precaution.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOUCMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS SCHEDULED TO BE HELD ON JULY 18, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS SCHEDULE 14A.

EXHIBIT 1

Carl Icahn: What I Do Is Good For America

This story appears in the June 24, 2013 issue of Forbes.

This story was written by Carl Icahn, the majority shareholder of Icahn Enterprises.

Shareholder democracy does not exist.  But in spite of this my activism is alive and well and benefits everyone.

Early in my career on Wall Street I realized that attempting to trade stocks or determine if the market will rise or fall is a complete waste of time. There are simply too many variables. To be a successful investor one must look for situations where the risk/reward ratio is greatly in your favor. For example, in the ’70s I made a great deal of money purchasing certain convertible bonds and shorting stocks and options against them; purchasing puts and converting them to calls. Additionally, I invested in arcane situations where the odds were greatly in my favor.

However, all these models pale in comparison with the “activist” model I have spent a great deal of time and capital to perfect and use over the past 15 to 20 years. Most people would agree that many of the companies in our country are mismanaged. You don’t have to be a brilliant financier to realize that the stocks of these companies are undervalued and would be much higher if the CEO were removed or at the very least paid more attention to his troubled company than his golf game. However, if you purchase these “undervalued” stocks, the odds are not in your favor, because the CEO and/or the board is not going away. But if you are able to purchase the stock knowing you have the ability to mount a proxy fight or tender offer, and/or get control or force the board to make positive changes, the odds turn dramatically in your favor, and you may have an A+ investment.

Icahn Enterprises’ record decidedly proves this point. I am proud to say that our stock price performance since January 2000 through May 28, with reinvested dividends, showed a total return of 1,122%. During the same period the S&P 500, Dow Jones industrial and Russell 2000 indices had returns of only 46%, 85% and 137%. The reason so few play the activist role and take advantage of the great risk/reward ratio it offers is that it is extremely difficult to breach the heavily guarded walls that CEOs and boards have built to protect themselves. Corporate democracy does not exist.

Critics of activism state that activism may be good for the activist but not for other stockholders. Yet shareholder value has risen by many billions of dollars in the companies we have targeted over the years. I believe this proves conclusively that all shareholders, not just us, benefit from our involvement, and, perhaps even more important, the changes we institute at these companies cause them to become more productive, and therefore enable them to compete with foreign companies more efficiently, which in turn creates more jobs–something this country needs.

Poorly managed companies are generally shunned by investors. An analyst once laughed at me for making an investment in a terribly run company. He said, “Carl, there’s an old saying, ‘Fools will venture where angels fear to tread.’?” I answered, “Yes, but great investors will venture if they know they have the weapons to correct what the angels fear.”